                                                                     Exhibit 2.2

                    MORTGAGE LOAN PURCHASE AND SALE AGREEMENT


     This Mortgage Loan Purchase and Sale Agreement (this "Loan Purchase Agreement" or "MLPA") is made as of February 23, 2001, by and among CHASE MANHATTAN BANK USA, NATIONAL ASSOCIATION (the "Purchaser" or "Chase"), Chase Manhattan Mortgage Corporation ("CMMC"), ADVANTA CORP. (the "Company"), and the selling subsidiaries set forth on Exhibit E (collectively the "Selling Subsidiaries" or the "Seller").


                                   BACKGROUND

     Purchaser wishes to purchase from the Selling Subsidiaries, and the Selling Subsidiaries wish to sell to Purchaser, on the terms and conditions contained in this Loan Purchase Agreement, the mortgage loans (including HELOCs) identified in Exhibit A attached hereto. The Company and Chase Manhattan Mortgage Corporation ("CMMC") are parties to a Purchase and Sale Agreement (the "Purchase and Sale Agreement"), dated as of January 8, 2001, providing for the sale by the Company and the Selling Subsidiaries (as defined therein) to CMMC and certain affiliates of CMMC of the Assets and certain liabilities relating to the Business.

     In consideration of the mutual promises, covenants, and agreements contained herein, the parties agree as follows:

                                   ARTICLE I
                                   DEFINITIONS

     SECTION 1.1. All capitalized terms used in this Loan Purchase Agreement but not otherwise defined herein shall have the same meanings ascribed to such words in the Purchase and Sale Agreement. As used in this Loan Purchase Agreement, the following capitalized terms shall have the following meanings, unless the context requires otherwise:

     "ACCEPTED SERVICING PRACTICES": With respect to any Mortgage Loan, those mortgage servicing practices (including collection practices) of prudent mortgage banking institutions which service mortgage loans of the same type as such Mortgage Loan in the jurisdiction where the related Property is located.

     "ASSIGNMENT OF MORTGAGE": An assignment of the Mortgage, notice of transfer or equivalent instrument (which, in each jurisdiction where permitted under applicable law, shall include a blanket assignment) sufficient under the laws of the jurisdiction wherein the related collateral is located to reflect of record the transfer of the Mortgage Loan to Chase or one of its affiliates "in blank."

         "CLOSED END PERFORMING LOANS": All closed end Mortgage Loans (other than Corporate Finance Loans), including the Off-Balance Sheet Loans in the Morgan Stanley Warehouse Facility and closed end Mortgage Loans owned by the Company and the

Selling Subsidiaries that, as of the Cut-Off Date are not Non-Performing Loans or Unsalable Loans.

     "CORPORATE FINANCE LOANS": Mortgage Loans acquired by a Selling Subsidiary under the Corporate Finance Agreements.

     "CORPORATE FINANCE RESERVE AMOUNT": The amount reserved on the balance sheet of the Seller on the date of Closing under the Purchase and Sale Agreement relating to Corporate Finance Loans, which amount shall, upon the Closing under the Purchase and Sale Agreement, become the property of Purchaser. Such reserve amount shall, upon any Loss incurred by Purchaser relating to a Corporate Finance Loan, be reduced by the amount of such Loss.

     "CREDIT FILE": All documentation required by Chase for underwriting review as set forth in the Exhibit C hereto.

     "CREDIT LINE AGREEMENT": With respect to any Mortgage Loan that is a HELOC, the related home equity line of credit agreement or promissory note executed by the related Mortgagor and any amendment or modification thereof.

     "CUT-OFF DATE": The close of business on January 31, 2001 or such other date as shall be mutually agreed upon by the parties hereto.

     "ELECTRONIC DATA FILE": An electronic file that provides data on a loan level basis with respect to the following fields: Loan Number, Alt Loan Number, Pricing Category, Last Name, Current UPB, Credit Limit (for HELOCs), Original CLTV, Current Note Rate, Product Type or Interest Method, Original Term, Maturity Date, Lien, Funding Date or Note Date, Pre-Payment Penalty (Closed-end only)(Y/N) (if applicable), Pre-Pay Code (Closed-end only), Life Cap (HELOC only) (if applicable), Life Floor (if applicable), State, Maximum Rate (Closed
End), Minimum Rate (Closed End), Pricing Category, Margin (if applicable), Index (if applicable), Draw Period (HELOC only) and such other fields as may be reasonably requested by Chase.

     "HELOC":  A Mortgage Loan that is a home equity line of credit.

     "HELOC PERFORMING LOANS": All HELOCs, including the Off-Balance Sheet Loans in the Morgan Stanley Warehouse Facility, and any HELOCs owned on-balance sheet by the Company and the Selling Subsidiaries that, as of the Cut-Off Date are not Non-Performing Loans or Unsalable Loans.


     "INVESTOR RIGHTS": Any and all rights and privileges associated with the ownership of a Mortgage Loan, including but not limited to the right to receive all payments of principal and interest paid by a Mortgagor.

     "LETTER AGREEMENT": The Mortgage Loan Purchase Price and Terms Letter, dated as of January 8, 2001, by and between CMMC and the Company.

     "LOANS": The Performing Loans, the Corporate Finance Loans, the Unsalable Loans and the Non-Performing Loans as set forth in the Mortgage Loan Schedule.

     "LOAN FILE": All documentation required for a Mortgage Loan as set forth in Exhibit D hereto.

     "LOSSES": Any and all claims, losses, liabilities, costs, fines, expenses (including reasonable expenses for attorneys or other expenses of litigation, arbitration or other similar proceedings), damages, obligations to third parties, expenditures, proceedings, judgements, awards, settlements or demands that are imposed upon or otherwise incurred, suffered or sustained by the relevant party.

     "MLPA CLOSING DATE": February 23, 2001 or such other date as shall be mutually agreed upon by the parties hereto, but in no event shall the MLPA Closing Date be later than the date on which the "Closing" occurs under the Purchase and Sale Agreement.

     "MORTGAGE": The mortgage, deed of trust or other security instrument creating a first or junior lien on an interest in real property securing a Note or, in the case of HELOCs, securing each Credit Line Agreement.

     "MORTGAGE LOAN(S)": The mortgage loans (including HELOCs) identified on the Mortgage Loan Schedule. The term "Mortgage Loan" includes any Mortgage Loan which is a Non-Performing Mortgage Loan, which relates to a foreclosure or which relates to a Property which is an REO Property prior to such Property's disposition.

     "MORTGAGE LOAN SCHEDULE": The schedule of Mortgage Loans set forth in Exhibit A hereto. The Mortgage Loan Schedule will contain the following information as to each Mortgage Loan: (i) the Mortgage Loan identifying number;
(ii) the street address of the Property including the city, state and zip code;
(iii) an indication of whether the Property is owner-occupied; (iv) the property type of the Property; (v) the maturity date; (vi) the original loan-to-value ratio or combined loan-to-value ratio, as applicable; (vii) the original principal balance of the Mortgage Loan or in the case of a HELOC, the maximum amount of the line of credit; (viii) the unpaid principal balance of the Mortgage Loan as of the close of business on the Cut-off Date; (ix) the current mortgage rate; (x) the amount of the current monthly payment (or, in the case of a HELOC, the amount of the most recent payment); (xi) the loan type, i.e., fixed rate or adjustable rate; (xii) type of lien, i.e., first or second lien; (xiii) whether such Mortgage Loan is a closed end loan or open end loan; (xiv) the next due date; (xv) whether such Mortgage Loan is a "Section 32 loan;" and (xvi) a designation as to which pricing category and subcategory identified in Column A of Exhibit B applies to such Mortgage Loan.

     "MORTGAGOR(S)":  The maker(s), obligor(s) and/or guarantor(s) of a Note.

     "NON-PERFORMING LOANS": All Mortgage Loans (other than Corporate Finance

Loans) that, as of the Cut-off Date (i) are 61 days or more delinquent calculated by the number of days elapsed from the last payment date to the Cut-Off Date, (ii) have been 61 days delinquent 2 or more times in the 12 months immediately prior to the Cut-Off Date, (iii) have been 91 days delinquent in the 12 months immediately prior to the Cut-Off Date and (iv) REO properties. For purposes of clause (i), with respect to any closed end Mortgage Loan for which a monthly payment due on December 1, 2000 has not been received as of the Cut-Off Date (but for which all monthly payments due prior to December 1, 2000 have been received), such Mortgage Loan shall not be considered 61 days or more delinquent as of the Cut-Off Date (but shall be considered 31-60 days delinquent).

     "NOTE" OR "MORTGAGE NOTE": The promissory note or, with respect to a HELOC, the Credit Line Agreement, of a Mortgagor secured by a Mortgage.

     "OFF-BALANCE SHEET LOANS": The meaning set forth in the Purchase and Sale Agreement.

     "PERFORMING LOANS": All Closed End Performing Loans and HELOC Performing Loans.

     "PRICING CATEGORY": With respect to Closed End Loans and Open-end (HELOC) Loans, Morgan Facility Closed-end Loans and Morgan Facility Open-end Loans each of the following pricing categories identified in Column A of Exhibit B:
Performing Loans; Corporate Finance Loans; Unsalable Loans; and Non-Performing Loans, and each of the subcategories relating to such categories .

     "PRICING CATEGORY PRICE PERCENTAGE": As to each Pricing Category, the percentage identified in Column B of Exhibit B.

     "PRICING CUT-OFF DATE": November 30, 2000.

     "PROPERTY": The underlying property securing a Mortgage Loan.

     "PURCHASE AND SALE AGREEMENT": The Purchase and Sale Agreement between Advanta Corp. and Chase Manhattan Mortgage Corporation, dated as of January 8, 2001.

     "SECURITIZABLE LOANS": The Off-Balance Sheet Loans, Mortgage Loans held on-balance sheet that satisfy the representations and warranties in Section 4.2(a), or other Mortgage Loans held on-balance sheet that are similar to mortgage loans securitized by the Selling Subsidiaries in recent Company-Sponsored Mortgage Loan Securitization Transactions or which meet the criteria established by one or more independent rating agencies.

     "SERVICING AGREEMENT":  As defined in Section 7.1.

     "SERVICING FEE": As defined in Section 7.1.

     "SERVICING RIGHTS": All rights to service Mortgage Loans.

     "SUBSERVICER": Advanta Mortgage Corp. USA.

     "UNSALABLE LOANS": All Mortgage Loans that are not Securitizable Loans, Corporate Finance Loans or Non-Performing Loans. Unsalable Loans shall include bankruptcies which do not meet the definition of Non-Performing Loans (i.e., "current bankruptcies") and Mortgage Loans that as of the Cut-Off Date have legal deficiencies or credit deficiencies which prevent sale to a securitization and which deficiencies remain uncorrected through the MLPA Closing Date.


                                   ARTICLE II
                      SALE OF LOANS; PRICING; DUE DILIGENCE

     SECTION 2.1. SALE OF LOANS

     (a) On the Purchase Date, or such other date as may be mutually agreed upon by the parties hereto but in no event later than the Closing Date under the Purchase and Sale Agreement (the "Settlement Date"), the Selling Subsidiaries shall sell or cause to be sold, and Purchaser shall purchase, the Mortgage Loans described in Exhibit A attached hereto. If for any reason the Company is unable to sell the Off-Balance Sheet Loans, then, at Chase's option, either this Loan Purchase Agreement may be terminated by Chase giving written notice thereof to the Company, without further liability on the part of any party hereto, or the Mortgage Loans other than the Off-Balance Sheet Loans shall be sold in accordance with the terms of this Loan Purchase Agreement. The Corporate Finance Loans which are part of the Mortgage Loans will be sold to Buyer subject to the terms of the Corporate Finance Agreements.

     (b) The aggregate amount of Mortgage Loans that will be purchased by Purchaser will be the actual outstanding principal balance at the close of business on the Cut-Off Date. In the event that the Closing occurs under the Purchase and Sale Agreement on February 28, 2001, the Purchaser shall pay to Seller an amount equal to the aggregate additional draws on HELOCs that are funded by the Company or a Selling Subsidiary from the Cut-Off Date through and including February 28, 2001; in the event that the Closing does not occur under the Purchase and Sale Agreement on February 28, 2001, the March, 2001 remittance from Subservicer to Purchaser pursuant to the Servicing Agreement will be reduced by an amount equal to the aggregate additional draws on HELOCs that are funded by the Company or a Selling Subsidiary from the Cut-Off Date through and including February 28, 2001. In the event that the Closing occurs under the Purchase and Sale Agreement on March 31, 2001, the Purchaser shall pay to Seller an amount equal to the aggregate additional draws on HELOCs that are funded by the Company or a Selling Subsidiary from March 1, 2001 through and including March 31, 2001. To the extent that the Closing under the Purchase and Sale Agreement does not occur on or before by March 31, 2001, each remittance from Subservicer to Purchaser pursuant to the Servicing Agreement from April 2001 and thereafter shall be reduced by an amount equal to the aggregate additional draws on HELOCs that are funded by the Company or a Selling Subsidiary during the calendar month immediately preceding the month of such remittance date. To the extent that the Closing under the Purchase and Sale Agreement does not occur on or before March 31, 2001, Purchaser and Seller shall agree on a mutually satisfactory arrangement whereby Purchaser shall assume responsibility for funding draws on HELOCs made after such date and in any event Purchaser shall assume such responsibility not later than June 1, 2001. Purchaser shall be entitled to all collections of principal and interest on the Mortgage Loans after the Cut-off Date.

     SECTION 2.2. PRICING.

     (a) The purchase price (the "MLPA Purchase Price") for the Mortgage Loans shall be calculated as set forth in Schedule 1 attached hereto. On the MLPA Closing Date, in addition to the MLPA Purchase Price, Purchaser shall pay to Seller an amount of accrued interest, calculated from the date interest was last paid for each Mortgage Loan (other than Non-Performing Loans) through and including the day prior to the MLPA Closing Date, net of the applicable subservicing fee ("Accrued Interest"). Seller shall provide to Purchaser a detailed reconciliation of the calculation of accrued interest on HELOCs within 30 days of the MLPA Closing Date. Purchaser shall not pay Accrued Interest on Non-Performing Loans. On the MLPA Closing Date, Purchaser shall pay to Seller an amount equal to the MLPA Purchase Price (less applicable amounts subject to the ARM Holdback, Document Holdback and CF Holdback pursuant to paragraph 3(b) below) plus Accrued Interest (as described above). Seller acknowledges that Purchaser has relied upon the Electronic Data File and other supplementary materials relating to the Electronic Data File provided by or on behalf of Seller with respect to the Mortgage Loans (the "Offering Materials") in connection with the transactions contemplated hereby. If at any time prior to the day that is one hundred and eighty (180) days following the MLPA Closing Date, either Purchaser or Seller believes that the amount paid by Purchaser to Seller on the MLPA Closing Date was calculated in error, Purchaser or Seller, as the case may be, shall give written notice of such error to the other. In the event that the Closing occurs under the Purchase and Sale Agreement, any such discrepancy shall be resolved in accordance with Section 1.05 of the Purchase and Sale Agreement; in the event that no such Closing occurs, Seller and Purchaser agree to attempt to resolve any such discrepancy promptly and in good faith, with any agreed to adjustment being paid over to the appropriate party promptly in immediately available funds.

     (b) An ARM Holdback, a Document Holdback and a CF Holdback shall be withheld by Purchaser from the MLPA Purchase Price. The amount withheld for the ARM holdback shall be $31,185. The amount withheld for the Document Holdback shall be determined on the basis of a Document Report (as defined in the Purchase and Sale Agreement) relating solely to the Mortgage Loans and delivered to Purchaser two Business Days prior to the MLPA Closing Date at the rate of $55.00 for each document that is categorized in Schedule 2 as being subject to the Document Holdback. With respect to the Corporate Finance Loans, there shall be an amount withheld (the "CF Holdback") that is equal to the difference between (a) the portion of the MLPA Purchase

Price attributable to the Corporate Finance Loans, as calculated in accordance with Schedule 1, and (b) what the purchase price for the Corporate Finance Loans would have been if Corporate Finance Loans that would otherwise meet the definition of Non-Performing Loans or Unsalable Loans, except for the fact that Corporate Finance Loans are excluded from such definitions, had been priced in the Pricing Categories for Non-Performing Loans and Unsalable Loans, respectively, taking into account that Accrued Interest is not paid by the Purchaser on Non-Performing Loans; provided that, for purposes of the preceding sentence only, Corporate Finance Loans with a limited or no appraisal in the credit file shall be priced as Unsalable Loans and the difference shall be included in the CF Holdback..

         The provisions of Sections 1.05(l) and (m) of the Purchase and Sale Agreement relating to the ARM Holdback and the Document Holdback and the release of such holdbacks are hereby incorporated by reference into this Loan Purchase Agreement. The amount of the CF Holdback plus accrued interest at a rate equal to the "Fed Funds" rate shall be paid to Seller on the date that Closing under the Purchase and Sale Agreement occurs, if such Closing occurs.

         (c) Notwithstanding anything to the contrary contained in this Loan Purchase Agreement, the Company may, at its sole option, terminate this Loan Purchase Agreement by written notice thereof given to CMMC at any time prior to the Purchase Date, without any liability, if prior to such time the Purchase and Sale Agreement has been terminated for any reason.

         SECTION  2.3. DUE DILIGENCE.

         (a) The Company and the Purchaser acknowledge that the classification of the Mortgage Loans on Exhibit B hereto differs from the classification of the Mortgage Loans that was attached to the Letter Agreement. Such differences reflect the reclassification of certain Mortgage Loans which occurred based upon the Purchaser's due diligence in accordance with Paragraph 8 of the Letter Agreement, together with certain other updated information to which the parties hereto shall have agreed.

         (b) Based on Purchaser's due diligence, the parties agree that certain missing or defective documentation ("Legal File Exceptions") shall cause a Loan to be reclassified into the Unsalable Loan category. The Legal File Exceptions that cause such reclassification of a Mortgage Loan are specified in Schedule 2 and are referred to herein as "Unsalable Exceptions".

         (c) Based on Purchaser's due diligence, Purchaser identified a total of [542] Mortgage Loans with missing title policies or title policy exceptions that were categorized by Purchaser as "Title Policy Missing/Incorrect" (collectively, the "Title Policy Exceptions"). Such Loans are identified on Schedule 4. The Company has engaged an independent third party vendor to cure the Title Policy Exceptions noted by Purchaser in its due diligence. Two Business Days prior to the MLPA Closing Date, the Company will provide Purchaser with a status report identifying which title policy exceptions have been corrected as of such date (the "Corrected Title Policies"). On the MLPA Closing Date, the Company shall indicate on Schedule 4 (i) those Mortgage Loans for which Title Policy Exceptions remain as of the MLPA Closing Date and (ii) those Loans which are Corrected Title Policies. The parties agree that all loans with Corrected Title Policies and no Unsalable Exceptions shall be priced as Performing Loans in accordance with Exhibit B. With respect to the remainder of the Mortgage Loans with Title Policy Exceptions that have not yet been corrected, the parties agree that such Mortgage Loans shall be priced as Unsalable Loans in accordance with Exhibit B; provided, however, that the Company shall have 60 days following the MLPA Closing Date (the "Post-Closing Cure Period") to correct any Title Policy Exceptions that were uncorrected as of the MLPA Closing Date. Upon correction of a Title Policy Exception during the Post-Closing Cure Period, the Company may, on the twentieth, fortieth, or sixtieth day of such Post-Closing Cure Period (or, if any such day is not a Business Day, on the next succeeding Business Day), provide documentation in writing to Purchaser showing that, with respect to the Mortgage Loans identified in such documentation, all exceptions have been cured ("Cure Documentation"). Upon receipt of such Cure Documentation, Purchaser shall have 20 days in which to verify that such exceptions have been cured to its satisfaction (the "Verification Period"). With respect to all Mortgage Loans which the Purchaser has verified that all exceptions have been cured to its satisfaction, Purchaser shall, not later than the fifth Business Day following the end of the applicable Verification Period, pay to the Company an amount equal to the difference between what Purchaser paid for such Mortgage Loans on the MLPA Closing Date and what Purchaser would have paid for such Mortgage Loans if they had been priced as Performing Loans on the MLPA Closing Date. To the extent that during the Post-Closing Cure Period Purchaser provides documentation satisfactory to the Company in writing that with respect to any Mortgage Loan that was deemed to have a Corrected Title Policy on the MLPA Closing Date, the exception noted by Purchaser in its due diligence had not in fact been cured (such written notice to specifically identify the exception that was not corrected), Purchaser shall be entitled to offset the amount payable to the Company pursuant to the preceding sentence, by an amount equal to the difference between what Purchaser paid for such Mortgage Loans on the MLPA Closing Date and what Purchaser would have paid for such Mortgage Loans had they been priced as Unsalable Loans on the MLPA Closing Date (or, if the funds available for offset are insufficient to cover such amount, the Company shall pay the Purchaser any shortfall amount within five Business Days of written notice demanding payment for such shortfall).

         (d) As of the date of this Loan Purchase Agreement, there are 128 Mortgage Loans with missing credit files and 79 Mortgage Loans with missing credit documents (such 207 Mortgage Loans referred to herein collectively as, the "Credit File Exception Loans"), and 32 Mortgage Loans with withdrawn legal files (the "Withdrawn Legal File Loans"), which Loans are listed on Schedules 5a, 5b and 5c respectively, attached hereto. The parties agree that all Credit File Exception Loans and Withdrawn Legal File Loans shall be priced as Unsalable Loans as of the MLPA Closing Date. If any of the 207 missing credit files or missing credit documents or any of the 32 withdrawn legal files are located during the Post-Closing Cure Period, Purchaser shall review the located credit files or credit documents or legal files, as the case may be, and the related Mortgage Loans shall, if applicable, be repriced as Performing Loans based on the same criteria that were used to price Mortgage Loans with credit files that were reviewed prior to the MLPA Closing Date or Mortgage Loans with complete legal files prior to the MLPA Closing Date, as the case may be, upon Purchaser's satisfaction that such criteria have been met (the Mortgage Loans that are to be repriced in accordance with this and the preceding sentence being referred to collectively as either, the "Cured Credit File Loans" or the "Cured Legal File Loans", as the case may be). On the fifth Business Day following the end of the Post-Closing Cure Period, Purchaser shall pay to the Company an amount equal to the difference between what Purchaser paid for the Credit File Exception Loans and Withdrawn Legal File Loans, as the case may be, on the MLPA Closing Date and what Purchaser would have paid for the Credit File Exception Loans and Withdrawn Legal File Loans, as the case may be, on such date had the Cured Credit File Loans and Cured Legal File Loans been priced as Performing Loans on the MLPA Closing Date. In addition, on the fifth Business Day following the end of the Post-Closing Cure Period, Purchaser shall pay to the Company an amount equal to $220 with respect to each Cured Legal File Loan.

         (e) With respect to the 30 Loans listed on Schedule 6 attached hereto, the Purchase Price for each such Loan shall be reduced by $350 to account for missing appraisals.

                                  ARTICLE III
                              DELIVERY AND PAYMENT

         SECTION 3.1. DELIVERY OF MORTGAGE LOANS. On the MLPA Closing Date and upon payment of the MLPA Purchase Price, ownership of the Mortgage Loans and the related Loan Files shall transfer to Chase and Seller shall instruct the custodian of the Loan Files to deliver or release such Loan Files to Chase whereupon the custodian shall hold such Loan Files as custodian for Chase pursuant to a custodian agreement to be entered into between Chase and the custodian of the Loan Files.

         SECTION 3.2. [Reserved]

         SECTION 3.3. INVESTOR RIGHTS AND SERVICING RIGHTS. The purchase price of each Mortgage Loan shall include all Investor Rights and Servicing Rights and benefits pertaining to such Mortgage Loan accruing from and after the MLPA Closing Date as well as the right to receive all collections of principal and Accrued Interest (together with all accrued interest on any Non-Performing Loans) on the Mortgage Loans after the Cut-off Date. Seller shall execute and deliver documentation (other than assignments and endorsements in accordance with Section 3.6 hereof), as outlined herein, to transfer all Investor Rights and Servicing Rights accruing from and after the MLPA Closing Date from Seller to Chase free and clear of all claims, liens and encumbrances, and to enable Chase (or its designated representative) to own, sell and service such Mortgage Loan. Seller hereby covenants to provide to Chase any additional documentation reasonably requested by Chase for such purposes.

         SECTION 3.4 INSPECTION OF MORTGAGE LOAN FILES. Chase reserves the right to inspect all Loan Files and Credit Files and satisfy itself that all Mortgage Loans comply with Seller's representations concerning the Mortgage Loans; however, no such inspection shall minimize any rights to recovery under the terms of this Loan Purchase Agreement. All Mortgage Loans that are not Unsalable Loans shall have a Loan File and Credit File that are complete in all material respects, consistent with Industry Practice.

         SECTION 3.5  [Reserved]

         SECTION 3.6 RECORDATION OF ASSIGNMENTS OF MORTGAGE. All Assignments of Mortgage and endorsements will be prepared by Purchaser in accordance with commercially reasonable terms and conditions. Purchaser will record such assignments in those jurisdictions where Purchaser deems appropriate. Seller shall provide one or more powers of attorney, in the form of Exhibit A-3 hereto with respect to each of the entities listed on Exhibit E hereto, to the Purchaser for the purpose of preparing and recording such Assignments of Mortgage. Purchaser shall deduct $25 per Mortgage Loan (but only for those Mortgage Loans with respect to which the related Property is located in one of the states listed on Exhibit F hereto) from the MLPA Purchase Price to cover the cost of the recordation referred to in this Section 3.6.


                                   ARTICLE IV
                         REPRESENTATIONS, WARRANTIES AND
                               COVENANTS OF SELLER


         SECTION 4.1 REPRESENTATIONS AND WARRANTIES REGARDING THE SELLING SUBSIDIARIES. Except as set forth in the Company Disclosure Schedule delivered to CMMC prior to the execution of the Purchase and Sale Agreement, as such Disclosure Schedule shall be updated in accordance with the requirements of the Purchase and Sale Agreement, each of the Selling Subsidiaries represents and warrants to Chase as of the date of execution of this Loan Purchase Agreement through and as of the MLPA Closing Date, the following:

         A. The Company and each Selling Subsidiary is a corporation, industrial loan corporation or national banking association, as set forth in Section 4.01 of the Company Disclosure Schedule, duly organized and validly existing under the laws of the jurisdiction of its formation or a banking organization duly chartered by its chartering authority. Each of the Company and Selling Subsidiaries is duly qualified as a foreign corporation to conduct its business in the states of the United States and any foreign jurisdictions where it is required to be so qualified other than those where the failure to be so qualified is not material;

         B. The Company and each Selling Subsidiary has the full power and authority and legal right to hold, transfer and convey each Mortgage Loan, to sell each Mortgage Loan, and to execute, deliver and perform, and to enter into and consummate all transactions contemplated by this Loan Purchase Agreement. The execution and delivery of this Loan Purchase Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board and no other corporate proceedings on the part of the Company or any Selling Subsidiary are necessary to authorize the execution, delivery or performance of this Loan Purchase Agreement. The Company and each Selling Subsidiary has the full power and authority to conduct its business as presently conducted, has duly authorized the execution, delivery and performance of this Loan Purchase Agreement and any agreements contemplated hereby, has duly executed and delivered this Loan Purchase Agreement, and any agreements contemplated hereby, and this Loan Purchase Agreement and any agreements contemplated hereby constitutes a legal, valid and binding obligation of the Company and each Selling Subsidiary, enforceable against it in accordance with its terms, and all requisite corporate action has been taken by the Company and each Selling Subsidiary to make this Loan Purchase Agreement and all agreements contemplated hereby valid and binding upon the Company and each Selling Subsidiary in accordance with their terms;

         C. Neither the execution and delivery of this Loan Purchase Agreement by the Company and each Selling Subsidiary, nor the origination of the Mortgage Loans by the Company or the applicable Selling Subsidiary, the sale of the Mortgage Loans to Chase, the consummation of the transactions contemplated hereby, or the fulfillment of or compliance with the terms and conditions of this Loan Purchase Agreement will conflict with or result in any breach or violation of any of the terms, conditions or provisions of the Company or any Selling Subsidiary's charter or by-laws or conflict with or result in a material breach or violation of or a material default under (or require any consent of or notice to any Person) or give rise to any lien, right of termination, unilateral modification or amendment, or cancellation of any of the terms, conditions or provisions of any legal restriction or any agreement or instrument to which the Company or any Selling Subsidiary is now a party or by which they are bound, or constitute a default or result in an acceleration under any of the foregoing, or result in the material violation of any law, rule, regulation, statute, ordinance, order, judgment or decree to which the Company or any Selling Subsidiary or any of their properties are subject, or impair the ability of Chase to realize on the Mortgage Loans;

         D. There is no litigation, suit, action, arbitration proceeding or investigation pending or threatened, or any order or decree outstanding, with respect to the Company or any Selling Subsidiary which, either in any one instance or in the aggregate, is reasonably likely to have a material adverse effect on the execution, delivery, performance or enforceability of this Loan Purchase Agreement, or which is reasonably likely to have a material adverse effect on the Company's or any Selling Subsidiary's ability to perform its obligations under this Loan Purchase Agreement or the Subservicer's obligations under the Servicing Agreement;

         E. No consent, approval, authorization or order of any court or governmental or regulatory agency or body is required for the execution, delivery and performance by the Company or any Selling Subsidiary of or compliance by the Company or any Selling Subsidiary with this Loan Purchase Agreement, or the sale of the Mortgage Loans and delivery of the Credit Files and Loan Files to Chase or the consummation of the transactions contemplated by this Loan Purchase Agreement, except for consents, approvals, authorizations and orders which have been obtained;

         F. The Subservicer is an approved servicer of residential mortgage loans for FNMA and FHLMC, with such facilities, procedures and personnel necessary for servicing of such mortgage loans in accordance with Accepted Servicing Practices. The Subservicer has serviced the Mortgage Loans in accordance with Accepted Servicing Practices;

         G. The Offering Materials are true and correct in all material respects; and

         H. The representations and warranties in Exhibit A-1 hereto are in all material respects similar to the representations and warranties which the Company or any applicable Affiliate of the Company has made in recent Company-Sponsored Mortgage Loan Securitization Transactions (except with respect to representations and warranties relating to underwriting).

         SECTION 4.2 REPRESENTATIONS AND WARRANTIES AS TO INDIVIDUAL MORTGAGE LOANS.

         (a) With respect to each Securitizable Loan and Corporate Finance Loan that is a Securitizable Loan originated or acquired by such Selling Subsidiary, as identified in the Mortgage Loan Schedule, such Selling Subsidiary shall provide the representations and warranties set forth in Exhibit A-1 hereto.

         (b) With respect to each Unsalable Loan, each Non-Performing Loan and each Corporate Finance Loan that would be an Unsalable Loan or a Non-Performing Loan except for the fact that Corporate Finance Loans are excluded from the definitions of Unsalable Loan and Non-Performing Loan, originated or acquired by such Selling Subsidiary, as identified in the Mortgage Loan Schedule, such Selling Subsidiary such Selling Subsidiary shall provide the representations and warranties set forth in Exhibit A-2 hereto.

         (c) All of the representations and warranties set forth in this Article IV (including the representations and warranties set forth in Exhibit A-1 and Exhibit A-2 hereto) shall survive and continue in full force for the remaining life of the Mortgage Loan and are made for the benefit of Chase and its successors and assigns.

         SECTION 4.3 COVENANT OF SELLER. Seller covenants and agrees with Chase that Seller shall notify Chase immediately if following the sale of any Mortgage Loan to Chase, Seller becomes aware of any fact or circumstance regarding any Mortgage Loan which would have caused any representation or warranty with respect to any Mortgage Loan to be incorrect.

                                   ARTICLE V
                            REMEDIES/INDEMNIFICATION

         SECTION 5.1  BREACH OF REPRESENTATION OR WARRANTY.

     (a) Except as set forth in paragraph 5.1(b) below, each Selling Subsidiary shall provide indemnification of Purchaser from and against any Losses suffered, incurred or sustained by Purchaser resulting from any breach of any representation or warranty on the part of such Selling Subsidiary under this Loan Purchase Agreement. Upon sustaining a Loss, Purchaser shall give written notice to the Selling Subsidiary indicating that the Purchaser has sustained a Loss and specifying the amount of such Loss. Upon receipt of such notice, the indemnifying Selling Subsidiary shall have 30 days in which to investigate the cause of such Loss. The indemnifying Selling Subsidiary shall pay such indemnification to the Purchaser by wire transfer of immediately available funds as soon as such indemnifying Selling Subsidiary is satisfied as to the cause of such Loss and, unless there is a reasonable disagreement as to the cause of such Loss, not later than the tenth Business Day after the expiration of the 30 day period referred to above; provided, however, that in the case of any Loss relating to a Corporate Finance Loan, the indemnifying Selling Subsidiary shall only be required to indemnify Purchaser as provided in this Section if Purchaser has provided written notice to Seller that the Corporate Finance Reserve Amount has been reduced to zero. Except as set forth in paragraph 5.1(b) below, upon discovery of a breach of any of the representations and warranties or of the covenants contained in this Loan Purchase Agreement, the party discovering such breach shall give written notice to the other. Pursuant to the provisions of
Section 8.9 hereof, Chase shall reasonably cooperate with the Company's or the Selling Subsidiary's attempt to cure any such breach.

     With respect to those representations and warranties in Exhibit A-1 or A-2 which include a knowledge qualifier ("to the best knowledge of such Selling Subsidiary" or similar language), Seller shall indemnify Purchaser for a breach of the underlying representation and warranty pursuant to the indemnification provisions as if the knowledge qualifier was omitted and did not apply.

     (b) On the Cut-Off Date, Seller shall deliver to Purchaser a schedule of exceptions to the representations and warranties in Exhibit A-2 with respect to the Unsalable Loans and the Non-Performing Loans. Such Schedule shall be attached hereto as Schedule 3. Any items scheduled as exceptions to the representations and warranties under (iii), (iv), (vii) and (xii) of Exhibit A-2 shall be deemed to be "Enforceability Exceptions" except to the extent that the scheduled exception does not have a material adverse effect on the validity or enforceability of the underlying Note or Mortgage. Scheduled exceptions to all other representations and warranties on Exhibit A-2 that have a material adverse effect on Purchaser's ability to realize the value of the Mortgage Loan shall be deemed to be "Non-Enforceability Exceptions."

         (i) Non-Enforceability Exceptions. With respect to Mortgage Loans that are Unsalable Loans, Non-Enforceability Exceptions shall be acceptable to Purchaser and shall not result in either a request by Purchaser for indemnification or an adjustment to the MLPA Purchase Price but only if the total unpaid principal balance as of the Cut-Off Date of the affected Unsalable Loans (the "Non-Enforceability Exception Loans") does not exceed ten percent (10%) of the total unpaid principal balances of all Unsalable Loans as of the Cut-Off Date (the "Exception Loan Threshold"). If, however, the total unpaid principal balances as of the Cut-off Date of the Non-Enforceability Exception Loans does exceed the Exception Loan Threshold, then Seller shall indemnify Purchaser with respect to the scheduled Non-Enforceability Exceptions in excess of the Exception Loan Threshold in accordance with Section 5.4. Non-Performing Loans with Non-Enforceability Exceptions shall be acceptable to Purchaser and shall not result in either a request by Purchaser for indemnification or an adjustment to the Purchase Price.

         (ii) Enforceability Exceptions. With respect to Unsalable Loans with Enforceability Exceptions and Non-Performing Loans with Enforceability Exceptions, Seller shall indemnify Purchaser with respect to such Enforceability Exceptions in accordance with Section 5.4.

         SECTION 5.2 [Reserved]

         SECTION 5.3 [Reserved]

         SECTION 5.4  INDEMNIFICATION.

         (a) Subject to the limitations set forth in Section 5.1, each of Selling Subsidiary, on the one hand, and Chase on the other hand, hereby agree to indemnify, save, and hold harmless the other, its successors and assigns, from and against any and all Losses resulting or arising from its breach of any representation or warranty, covenant or agreement. This indemnification shall survive any termination or cancellation of this Loan Purchase Agreement.

         (b) Any and all Losses referred to in this Article V shall be computed on a net basis, after taking into account any amounts received by any party or its affiliates under any insurance policies or other amounts received under contracts, any tax deductions taken or other tax benefits received as a result of such Losses. The indemnified party or its affiliates shall exercise commercially reasonable good faith efforts to pursue all available insurance recoveries or claims or other contractual benefits.

         (c) If, under any circumstances, a Selling Subsidiary fails to fulfill indemnification or other obligations pursuant to this Loan Purchase Agreement, the Company shall be obligated to fulfill such indemnification and other obligations on behalf of the Selling Subsidiary. If a Selling Subsidiary is required by the terms of this Loan Purchase Agreement to fulfill an indemnification or other obligation by or within a specific time period, and such Selling Subsidiary fails to do so, the Company shall be obligated to fulfill such indemnification or other obligation on behalf of such Selling Subsidiary within two (2) Business Days of the expiration of such time period.

         (d) If, under any circumstances, Chase fails to fulfill indemnification or other obligations pursuant to this Loan Purchase Agreement, CMMC shall be obligated to fulfill such indemnification and other obligations on behalf of Chase. If Chase is required by the terms of this Loan Purchase Agreement to fulfill an indemnification or other obligation by or within a specific time period, and Chase fails to do so, CMMC shall be obligated to fulfill such indemnification or other obligation on behalf of CMMC within two (2) Business Days of the expiration of such time period.


     SECTION 5.5 REMEDIES NOT EXCLUSIVE. The remedies set forth in this Article V and in other sections of this Loan Purchase Agreement are in addition to and not to the exclusion of any and all rights and remedies available to Chase at law or in equity including specific performance.


                                   ARTICLE VI
[RESERVED]

                                   ARTICLE VII
                                    SERVICING

         SECTION 7.1 SELLER TO ASSIGN SERVICING. (a) Seller hereby assigns and releases all Servicing Rights and responsibilities including without limitation, all rights to receive servicing fees and other servicing-related income and benefits, with respect to each Mortgage Loan purchased under this Loan Purchase Agreement to and for the benefit of Chase, as of the MLPA Closing Date. Seller acknowledges and agrees that Chase shall enjoy such Servicing Rights, all freely assignable, with no residual, contingent or other claims thereon remaining in Seller. Chase hereby agrees to assume the servicing obligations of the assigned Mortgage Loans on the MLPA Closing Date; provided, however, that the obligations of the Company and Seller set forth in this Loan Purchase Agreement shall survive such assignment as obligations of the Company and Seller.

         (b) The Subservicer shall subservice the Mortgage Loans after the MLPA Closing Date in accordance with the terms of that certain Loan Servicing Agreement, dated as of July 17, 1996, as amended, by and between Chase Manhattan Mortgage Corporation, as owner and master servicer, and Advanta Mortgage Corp. USA, as subservicer (as amended, the "Servicing Agreement"). In consideration of the Subservicer subservicing the Mortgage Loans in accordance with the Servicing Agreement, the Subservicer shall receive the Servicing Fee (as defined in the Servicing Agreement) in the manner and amount set forth in the Servicing Agreement (the "Servicing Fee"). Notwithstanding the foregoing, the set up fees in Section 4.10(c) of the Servicing Agreement and the termination fees in
Section 6.15(c) of the Servicing Agreement shall not apply to the parties hereto.

         SECTION 7.2 NON-SOLICITATION. The Seller and the Company each hereby agrees not to take any action or allow any action to be taken by any of its affiliates to solicit prepayment by any borrower. This non-solicitation provision shall be deemed to be on terms consistent with the non-solicitation provisions of Section 6.14 of the Purchase and Sale Agreement.

                                  ARTICLE VIII
                            MISCELLANEOUS PROVISIONS

         SECTION 8.1 ASSIGNMENT. This Loan Purchase Agreement shall be binding upon and inure to the benefit of the parties hereto and any permitted assignees. Seller may not assign, or delegate any of its rights, duties, and/or obligations hereunder without the written permission of Chase which may be withheld in its sole discretion. Chase may assign this Loan Purchase Agreement to any affiliate without consent; provided that such affiliate agrees in writing to be bound by all of the terms, conditions and provisions contained in this Loan Purchase Agreement.

         SECTION 8.2 RELATIONSHIP BETWEEN PARTIES. No exclusive relationship between Seller and Chase shall result from this agreement. Seller is an independent contractor and nothing herein shall be construed to make Seller a partner, joint venture, employee or agent of Chase. Seller shall not make any statement which leads any third party to reasonably believe that it is an agent of Chase, and shall have no authority to bind or make any representations on behalf of Chase. Seller shall not use or refer to Chase's name in any form of advertising, written materials or circulars except as may be required by law.

         SECTION 8.3 NO THIRD PARTY BENEFITS. This Loan Purchase Agreement is made for the express benefit of Seller and Chase, not for the benefit or interest of any other persons or entities, and accordingly, no third party shall obtain or acquire any rights or interest in this Loan Purchase Agreement or by reason of the performance or failure of performance of either of the parties hereto or of their respective rights, privileges, duties or obligations arising hereunder.

         SECTION 8.4 ENTIRE AGREEMENT. This Loan Purchase Agreement, the Purchase and Sale Agreement and the Servicing Agreement, including all exhibits and schedules attached hereto or thereto together with any addendum(s) attached hereto or thereto and executed by all parties constitute the entire understanding of the parties regarding the subject matter hereof and supersede all other prior disclosures, agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. Any additions, changes, amendments or modifications of this Loan Purchase Agreement must be in writing and executed by all of the parties hereto. The invalidity of any portion of this Loan Purchase Agreement shall not affect the remaining provisions.


         SECTION 8.5 NOTICE. Any notice required to be given to a party hereto under the provisions of this Loan Purchase Agreement must be in writing and delivered either personally, by telecopy transmission, or by certified mail to the other party at the following addresses, or such other address as may hereafter be furnished to the other party by like notice:

         If to Chase or CMMC:
         c/o Chase Manhattan Mortgage Corporation
         300 Tice Boulevard

         Woodcliff Lake, New Jersey 07675
         Facsimile: (201) 782-9084
         Attention: Michael Katz

         If to the Company or Seller:
         c/o Advanta Corp.
         Welsh & McKean Roads
         Spring House, Pennsylvania  19477
         Facsimile:  215-444-6403
         Attention:  Michael Coco

Any such demand, notice or communication hereunder shall be deemed to have been received on the date delivered to or received at the premises of the addressee (as evidenced, in the case of registered or certified mail, by the date noted on the return receipt).

         SECTION 8.6 CAPTIONS. Paragraph or other headings contained in this Loan Purchase Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Loan Purchase Agreement.

         SECTION 8.7 GOVERNING LAW. This Loan Purchase Agreement and the interpretation of its terms shall be governed by the laws of the State of Delaware without giving effect to its principles of conflicts of law. THE PARTIES WAIVE THEIR RIGHTS TO A JURY TRIAL IN ANY ACTION UNDER THIS LOAN PURCHASE AGREEMENT.

         SECTION 8.8 COUNTERPARTS. This Loan Purchase Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original and all of which, taken together, shall be deemed to be one Loan Purchase Agreement.

         SECTION 8.9 COOPERATION IN CURING BREACHES OF REPRESENTATIONS AND WARRANTIES; ACCESS TO INFORMATION. After the closing under the Purchase and Sale Agreement Purchaser shall reasonably cooperate with the Company's or any Selling Subsidiary's attempt to cure any breach of a representation or warranty with respect to any Mortgage Loan. After the closing under the Purchase and Sale Agreement, the parties hereto shall comply with the provisions of Section 6.15 of the Purchase and Sale Agreement.

         SECTION 8.10 CONFIDENTIALITY. Seller shall not, at any time during or following termination of this Loan Purchase Agreement, regardless of the manner, reason, time or cause of such termination, directly or indirectly disclose or furnish to any person not entitled to receive the same for the immediate benefit of Chase (except to the extent actually required in connection with any litigation between parties arising out of this Loan Purchase Agreement or by applicable law), any trade secrets or confidential information including, but not limited to, information related to Chase business operations, credit policies, procedures and customers. Once the Closing has occurred under the Purchase and Sale Agreement, this Section 8.10 shall be subject to
Section 6.14(d) of the Purchase and Sale Agreement which governs the use of "Confidential Business Information" and such Section 6.14(d) is incorporated herein by reference in its entirety.

     IN WITNESS WHEREOF, each of the parties below has Loan Purchase Agreement to be executed as of the date and year first above written.


                                       CHASE MANHATTAN BANK USA,
                                       NATIONAL ASSOCIATION


                                       BY:   /s/ Eileen A. Lindblom
                                             ------------------------------
                                       NAME: Eileen A. Lindblom
                                       TITLE: Vice President


                                       CHASE MANHATTAN MORTGAGE CORPORATION


                                       BY:  /s/ Eileen A. Lindblom
                                            --------------------------------
                                       NAME: Eileen A. Lindblom
                                       TITLE: Vice President


                                       ADVANTA CORP., FOR ITSELF AND ON BEHALF
                                       OF THE SELLING SUBSIDIARIES


                                       BY:  /s/ William A. Rosoff
                                            --------------------------------
                                       NAME: William A. Rosoff
                                       TITLE: President and Vice Chairman


                                       ADVANTA MORTGAGE CORP. USA,
                                       AS SUBSERVICER

                                       BY:  /s/ William A. Rosoff
                                            --------------------------------
                                       NAME: William A. Rosoff
                                       TITLE: President

                               Exhibit A-1

Representations and Warranties for Securitizable Loans and Corporate Finance
Loans

         With respect to each Securitizable Loan and Corporate Finance Loan originated or acquired by such Selling Subsidiary, as identified in the Mortgage Loan Schedule, such Selling Subsidiary hereby represents, warrants and covenants, as of the MLPA Closing Date, as follows:

                  (i) the information with respect to each Mortgage Loan set forth in the Mortgage Loan Schedule is true and correct in all material respects;

                  (ii) all of the original or certified documentation required to be delivered to Purchaser pursuant to this Loan Purchase Agreement (including all material documents related thereto) with respect to each Mortgage Loan has been or will be delivered to Purchaser in accordance with the terms of the Loan Purchase Agreement; each of the documents and instruments specified to be included therein has been duly executed and is in due and proper form, and each such document or instrument is in a form generally acceptable to prudent mortgage lenders that regularly originate or purchase mortgage loans comparable to the Mortgage Loans for sale to prudent investors in the secondary market that invest in mortgage loans such as the Mortgage Loans;

                  (iii) each Property is improved by a one-to-four family residential dwelling, condominium or townhouse, which may include a manufactured home which qualifies as eligible for inclusion in a REMIC; provided, however, that no more than 10.0% by aggregate principal balance of the Securitizable Loans and Corporate Finance Loans as of the Cut-Off Date are leasehold mortgages;

                  (iv) each Mortgage is either a valid and subsisting first, second or third lien of record on the Property, as reflected on the Mortgage Loan Schedule, (subject in the case of any Junior Mortgage Loan only to a Senior Lien on such Property) and subject in all cases to the exceptions to title set forth in the Mortgage Loan's title insurance policy, which exceptions are generally acceptable to banking institutions in connection with their regular mortgage lending activities, and such other exceptions to which similar properties are commonly subject and which do not individually, or in the aggregate, materially and adversely affect the benefits of the security intended to be provided by such Mortgage;

                  (v) immediately prior to the transfer and assignment herein contemplated, each Selling Subsidiary held good and indefeasible title to, and was the owner of, each Mortgage Loan originated or acquired by such Selling Subsidiary and conveyed by such Selling Subsidiary to Purchaser; the Mortgage Loan was not subject to liens, charges, mortgages, encumbrances or rights of others except liens which will be released simultaneously with such transfer and assignment; and immediately upon the transfer and assignment herein contemplated, Purchaser will hold good and indefeasible title to, and be the sole owner of, each Mortgage

         Loan subject to no liens, charges, mortgages, encumbrances or rights of others except liens which will be released simultaneously with such transfer and assignment (and except, in the case of the Corporate Finance Loans, subject to the Corporate Finance Agreements);

                  (vi) no Securitizable Loans and Corporate Finance Loans are Non-Performing Loans as of the Cut-Off Date;

                  (vii) to the best knowledge of such Selling Subsidiary, there is no delinquent tax or assessment lien on any Property, and each Property is free of substantial damage and is in good repair;

                  (viii) to the best knowledge of such Selling Subsidiary, there is no valid and enforceable right of rescission, offset, defense or counterclaim to any Note or Mortgage, including the obligation of the related Mortgagor to pay the unpaid principal balance of or interest on such Note or the defense of usury, nor will the operation of any of the terms of the Note or the Mortgage, or the exercise of any right thereunder, render either the Note or the Mortgage unenforceable in whole or in part, or subject to any right of rescission, set-off, counterclaim or defense, including the defense of usury, and no such right of rescission, set-off, counterclaim or defense has been asserted with respect thereto;

                  (ix) to the best knowledge of such Selling Subsidiary, there is no mechanics' lien or claim for work, labor or material affecting any Property which is or may be a lien prior to, or equal with, the lien of the related Mortgage except those which are insured against by any title insurance policy referred to in paragraph (xi) below;

                  (x) each Mortgage Loan at the time it was made complied in all material respects with all applicable state and federal laws and regulations, including, without limitation, the federal
         Truth-in-Lending Act and other consumer protection laws, real estate settlement procedure, usury, equal credit opportunity, disclosure and recording laws;

                  (xi) with respect to each Mortgage Loan, a title search or a lender's title insurance policy, issued in standard California Land Title Association form or American Land Title Association form, or other form acceptable in a particular jurisdiction by a title insurance company authorized to transact business in the state in which the related Property is situated, in an amount at least equal to the original principal amount of such Securitizable Loan insuring the mortgagee's interest under the related Securitizable Loan as the holder of a valid first, second or third mortgage lien of record on the Property described in the related Mortgage, as the case may be, subject only to exceptions of the character referred to in paragraph (iv) above, was effective on the date of the origination of such Mortgage Loan, and, as of the Cut-Off Date such policy, if issued or upon its issuance, will be valid and thereafter such policy shall continue in full force and effect;

                  (xii) the improvements upon each Property are covered by a valid and existing hazard insurance policy (which may be a blanket policy) with a generally acceptable carrier that provides for fire and extended coverage representing coverage not less than the least of (A) the outstanding principal balance of the related Mortgage Loan (together, in the case of a Junior Mortgage Loan, with the outstanding principal balance of the Senior Lien), (B) the minimum amount required to compensate for damage or loss on a replacement cost basis or (C) the full insurable value of the Property;

                  (xiii) each Mortgage and Note, including any Prepayment Penalty, is the legal, valid and binding obligation of the maker thereof and is enforceable in accordance with its terms, except only as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally and by general principles of equity (whether considered in a proceeding or action in equity or at law), and all parties to each Mortgage Loan had full legal capacity to execute all documents relating to such Mortgage Loan and convey the estate therein purported to be conveyed and the Note and Mortgage have been duly and properly executed by such parties;

                  (xiv) each original Mortgage was recorded or is in the process of being recorded, and all subsequent assignments of the original Mortgage have been or are in the process of being recorded in the appropriate jurisdictions wherein such recordation is necessary to perfect the lien thereof for the benefit of the applicable Selling Subsidiary;

                  (xv) the terms of each Note and each Mortgage have not been impaired, altered or modified in any respect, except by a written instrument which has been recorded, if necessary, to protect the interest of the owners; the substance of each Note and/or Mortgage as modified or altered, if applicable, is reflected on the Mortgage Loan Schedule;

                  (xvi) the proceeds of each Mortgage Loan (other than HELOCs) have been fully disbursed, and there is no obligation on the part of the mortgagee to make future advances thereunder; any and all requirements as to completion of any on-site or off-site improvements and as to disbursements of any escrow funds therefor have been complied with; all costs, fees and expenses incurred in making or closing or recording such Mortgage Loans were paid;

                  (xvii) except as otherwise required by law or pursuant to the statute under which the related Mortgage Loan was made, the related
         Note is not and has not been secured by any collateral, pledged account or other security except the lien of the corresponding Mortgage;

                  (xviii) to the best knowledge of such Selling Subsidiary, no Mortgage Loan was originated under a buydown plan;

                  (xix) to the best knowledge of such Selling Subsidiary, no Mortgage Loan provides for negative amortization, has a shared appreciation feature, or other contingent interest feature;

                  (xx) each Property is located in the state identified in the Mortgage Loan Schedule and consists of one or more parcels of real Property with a residential dwelling erected thereon;

                  (xxi) each Mortgage contains a provision for the acceleration of the payment of the unpaid principal balance of the related Mortgage Loan in the event the related Property is sold without the prior consent of the mortgagee thereunder;

                  (xxii) any advances made after the date of origination of a Mortgage Loan but prior to the Cut-Off Date, have been consolidated with the outstanding principal amount secured by the related Mortgage, and the secured principal amount, as consolidated, bears a single interest rate and single repayment term reflected on the Mortgage Loan Schedule. No Note (other than Credit Line Agreements for HELOCs) permits or obligates the Servicer or the Sub-Servicer to make future advances to the related Mortgagor at the option of the Mortgagor;

                  (xxiii) to the best knowledge of such Selling Subsidiary, there is no proceeding pending or threatened for the total or partial condemnation of any Property, nor is such a proceeding currently occurring, and each Property is undamaged by waste, fire, earthquake or earth movement, flood, tornado or other casualty, so as to affect adversely the value of the Property as security for the Mortgage Loan or the use for which the premises were intended;

                  (xxiv) all of the improvements which were included for the purposes of determining the appraised value of any Property lie wholly within the boundaries and building restriction lines of such Property, and no improvements on adjoining properties encroach upon such Property, and, if a title insurance policy exists or upon its issuance with respect to such Property, are stated in such title insurance policy and affirmatively insured;

                  (xxv) to the best knowledge of such Selling Subsidiary, no improvement located on or being part of any Property is in violation of any applicable zoning law or regulation; all inspections, licenses and certificates required to be made or issued with respect to all occupied portions of each Property and, with respect to the use and occupancy of the same, including but not limited to certificates of occupancy and fire underwriting certificates, have been made or obtained from the appropriate authorities and such Property is lawfully occupied under the applicable law;

                  (xxvi) with respect to each Junior Mortgage Loan, either (A) no consent for such Mortgage Loan was required by the holder of the related Senior Lien prior to the making of such Mortgage Loan or (B) such consent has been obtained and is contained in the related Mortgage File;

                  (xxvii) each Mortgage contains customary and enforceable provisions which render the rights and remedies of the holder thereof adequate for the realization against the related Property of the benefits of the security, including (A) in the case of a Mortgage designated as a deed of trust, by trustee's sale and (B) otherwise by judicial foreclosure. To the best knowledge of such Selling Subsidiary, there is no homestead or other exemption available which materially interferes with the right to sell the related Property at a trustee's sale or the right to foreclose the related Mortgage;

                  (xxviii) except as provided by paragraph (vi) above, there is no default, breach, violation or event of acceleration existing under any Mortgage or the related Note and no event which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event of acceleration; and the applicable Selling Subsidiary has not waived any default, breach, violation or event of acceleration;

                  (xxix) to the best knowledge of such Selling Subsidiary, no instrument of release or waiver has been executed in connection with any Mortgage Loan, and no Mortgagor has been released, in whole or in part, except in connection with an assumption agreement and which has been delivered to the Trustee;

                  (xxx) the related Selling Subsidiary has no actual knowledge that there exist on any Property any hazardous substances, hazardous wastes or solid wastes, as such terms are defined in the Comprehensive Environmental Response Compensation and Liability Act, the Resource Conservation and Recovery Act of 1976, or other federal, state or local environmental legislation.

                                   Exhibit A-2

         Representations and Warranties for Unsalable Loans and Non-Performing Loans

         With respect to each Unsalable Loan and each Non-Performing Loan originated or acquired by such Selling Subsidiary, as identified in the Mortgage Loan Schedule, such Selling Subsidiary hereby represents, warrants and covenants, as of the MLPA Closing Date, as follows:

                  (i) the information with respect to each Mortgage Loan set forth in the Mortgage Loan Schedule is true and correct in all material respects;

                  (ii) other than with respect to the Unsalable Loans, all of the original or certified documentation required to be delivered to Purchaser pursuant to this Loan Purchase Agreement (including all material documents related thereto) with respect to each Mortgage Loan has been or will be delivered to Purchaser in accordance with the terms of this Loan Purchase Agreement; each of the documents and instruments specified to be included therein has been duly executed and is in due and proper form, and each such document or instrument is in a form generally acceptable to prudent mortgage lenders that regularly originate or purchase mortgage loans comparable to the Mortgage Loans for sale to prudent investors in the secondary market that invest in mortgage loans such as the Mortgage Loans;

                  (iii) each Mortgage is either a valid and subsisting first, second or third lien of record on the Property, as reflected on the Mortgage Loan Schedule (subject in the case of any Junior Mortgage Loan only to a Senior Lien on such Property) and subject in all cases to the exceptions to title set forth in the Mortgage Loan's title insurance policy, which exceptions are generally acceptable to banking institutions in connection with their regular mortgage lending activities, and such other exceptions to which similar properties are commonly subject and which do not individually, or in the aggregate, materially and adversely affect the benefits of the security intended to be provided by such Mortgage;

                  (iv) immediately prior to the transfer and assignment herein contemplated, each Selling Subsidiary held good and indefeasible title to, and was the owner of, each Mortgage Loan originated or acquired by such Selling Subsidiary and conveyed by such Selling Subsidiary to Purchaser; the Mortgage Loan was not subject to liens, charges, mortgages, encumbrances or rights of others except liens which will be released simultaneously with such transfer and assignment; and immediately upon the transfer and assignment herein contemplated, Purchaser will hold good and indefeasible title to, and be the sole owner of, each Mortgage Loan subject to no liens, charges, mortgages, encumbrances or rights of others except liens which will be released simultaneously with such transfer and assignment;

                  (v) other than Non-Performing Loans, no Mortgage Loans is a Non-

         Performing Loan as of the Cut-Off Date;

                  (vi) except as set forth in Sections 4.07-6(b) and 4.31 of the Company Disclosure Schedule to the Purchase and Sale Agreement, to the best knowledge of such Selling Subsidiary, there is no delinquent tax or assessment lien on any Property, and each Property is free of substantial damage and is in good repair;

                  (vii) to the best knowledge of such Selling Subsidiary, there is no valid and enforceable right of rescission, offset, defense or counterclaim to any Note or Mortgage, including the obligation of the related Mortgagor to pay the unpaid principal balance of or interest on such Note or the defense of usury, nor will the operation of any of the terms of the Note or the Mortgage, or the exercise of any right thereunder, render either the Note or the Mortgage unenforceable in whole or in part, or subject to any right of rescission, set-off, counterclaim or defense, including the defense of usury, and no such right of rescission, set-off, counterclaim or defense has been asserted with respect thereto;

                  (viii) to the best knowledge of such Selling Subsidiary, there is no mechanics' lien or claim for work, labor or material affecting any Property which is or may be a lien prior to, or equal with, the lien of the related Mortgage except those which are insured against by any title insurance policy referred to in paragraph (x) below;

                  (ix) each Mortgage Loan at the time it was made complied in all material respects with all applicable state and federal laws and regulations, including, without limitation, the federal Truth-in-Lending Act and other consumer protection laws, real estate settlement procedure, usury, equal credit opportunity, disclosure and recording laws;

                  (x) with respect to each Mortgage Loan, a title search or a lender's title insurance policy, issued in standard California Land Title Association form or American Land Title Association form, or other form acceptable in a particular jurisdiction by a title insurance company authorized to transact business in the state in which the related Property is situated, in an amount at least equal to the original principal amount of such Mortgage Loan insuring the mortgagee's interest under the related Unsalable Loan as the holder of a valid first, second or third mortgage lien of record as set forth in the Mortgage Loan Schedule on the Property described in the related Mortgage, as the case may be, subject only to exceptions of the character referred to in paragraph (iii) above, was effective on the date of the origination of such Mortgage Loan, and, as of the Cut-Off Date such policy, if issued or upon its issuance, will be valid and thereafter such policy shall continue in full force and effect;

                  (xi) the improvements upon each Property are covered by a valid and existing hazard insurance policy (which may be a blanket policy) with a generally acceptable carrier that provides for fire and extended coverage representing coverage not less than the least of (A) the outstanding principal balance of the related Mortgage Loan (together, in the case of a Junior Mortgage Loan, with the outstanding principal balance of the Senior Lien), (B) the minimum amount required to compensate for damage or loss on a replacement cost basis or (C) the full insurable value of the Property;

                  (xii) each Mortgage and Note, including any Prepayment Penalty, is the legal, valid and binding obligation of the maker thereof and is enforceable in accordance with its terms, except only as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally and by general principles of equity (whether considered in a proceeding or action in equity or at law), and all parties to each Mortgage Loan had full legal capacity to execute all documents relating to such Mortgage Loan and convey the estate therein purported to be conveyed and the Note and Mortgage have been duly and properly executed by such parties;

                  (xiii) each original Mortgage was recorded or is in the process of being recorded, and all subsequent assignments of the original Mortgage have been or are in the process of being recorded in the appropriate jurisdictions wherein such recordation is necessary to perfect the lien thereof for the benefit of the applicable Selling Subsidiary;

                  (xiv) the terms of each Note and each Mortgage have not been materially impaired, altered or modified in any respect, except by a written instrument which has been recorded, if necessary, to protect the interest of the owners; the substance of each Note and/or Mortgage as modified or altered, if applicable, is reflected on the Mortgage Loan Schedule.

                  (xv) the proceeds of each Mortgage Loan (other than HELOCs) have been fully disbursed, and there is no obligation on the part of the mortgagee to make future advances thereunder; any and all requirements as to completion of any on-site or off-site improvements and as to disbursements of any escrow funds therefor have been complied with; all costs, fees and expenses incurred in making or closing or recording such Mortgage Loans were paid;

                  (xvi) except as otherwise required by law or pursuant to the statute under which the related Mortgage Loan was made, the related
         Note is not and has not been secured by any collateral, pledged account or other security except the lien of the corresponding Mortgage;

                  (xvii) to the best knowledge of such Selling Subsidiary, no Mortgage Loan was originated under a buydown plan;

                  (xviii) to the best knowledge of such Selling Subsidiary, no Loan provides for negative amortization, has a shared appreciation feature, or other contingent interest feature;

                  (xix) each Property is located in the state identified in the Mortgage Loan Schedule and consists of one or more parcels of real Property with a residential dwelling erected thereon;

                  (xx) each Mortgage contains a provision for the acceleration of the payment of the unpaid principal balance of the related Mortgage Loan in the event the related Property is sold without the prior consent of the mortgagee thereunder;

                  (xxi) any advances made after the date of origination of a Mortgage Loan but prior to the Cut-Off Date, have been consolidated with the outstanding principal amount secured by the related Mortgage, and the secured principal amount, as consolidated, bears a single interest rate and single repayment term reflected on the Mortgage Loan Schedule. No Note (other than Credit Line Agreements for HELOCs) permits or obligates the Servicer or the Sub-Servicer to make future advances to the related Mortgagor at the option of the Mortgagor;

                  (xxii) to the best knowledge of the Selling Subsidiary, there is no proceeding pending or threatened for the total or partial condemnation of any Property, nor is such a proceeding currently occurring, and each Property is undamaged by waste, fire, earthquake or earth movement, flood, tornado or other casualty, so as to affect adversely the value of the Property as security for the Mortgage Loan or the use for which the premises were intended;

                  (xxiii) all of the improvements which were included for the purposes of determining the appraised value of any Property lie wholly within the boundaries and building restriction lines of such Property, and no improvements on adjoining properties encroach upon such Property, and, if a title insurance policy exists or upon its issuance with respect to such Property, are stated in such title insurance policy and affirmatively insured;

                  (xxiv) to the best knowledge of such Selling Subsidiary, no improvement located on or being part of any Property is in violation of any applicable zoning law or regulation; all inspections, licenses and certificates required to be made or issued with respect to all occupied portions of each Property and, with respect to the use and occupancy of the same, including but not limited to certificates of occupancy and fire underwriting certificates, have been made or obtained from the appropriate authorities and such Property is lawfully occupied under the applicable law;

                  (xxv) with respect to each Junior Mortgage Loan, either (A) no consent for such Unsalable Loan was required by the holder of the related Senior Lien prior to the making of such Mortgage Loan or (B) such consent has been obtained and is contained in the related Mortgage File;

                  (xxvi) each Mortgage contains customary and enforceable provisions which render the rights and remedies of the holder thereof adequate for the realization against the related Property of the benefits of the security, including (A) in the case of a Mortgage designated as a deed of trust, by trustee's sale and

         (B) otherwise by judicial foreclosure. To the best knowledge of such Selling Subsidiary, there is no homestead or other exemption available which materially interferes with the right to sell the related Property at a trustee's sale or the right to foreclose the related Mortgage;

                  (xxvii) other than with respect to the Non-Performing Loans, except as provided by paragraph (v) above, there is no default, breach, violation or event of acceleration existing under any Mortgage or the related Note and no event which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event of acceleration; and the applicable Selling Subsidiary has not waived any default, breach, violation or event of acceleration;

                  (xxviii) to the best knowledge of such Selling Subsidiary, no instrument of release or waiver has been executed in connection with any Mortgage Loan, and no Mortgagor has been released, in whole or in part, except in connection with an assumption agreement and which has been delivered to the Trustee;

                  (xxix) the related Selling Subsidiary has no actual knowledge that there exist on any Property any hazardous substances, hazardous wastes or solid wastes, as such terms are defined in the Comprehensive Environmental Response Compensation and Liability Act, the Resource Conservation and Recovery Act of 1976, or other federal, state or local environmental legislation.

                                   SCHEDULE 1
                               MLPA PURCHASE PRICE

On the MLPA Closing Date, the purchase price for the Mortgage Loans within a Pricing Category shall be equal to the product of (i) the Pricing Category Price (as set forth in Column B under "New Price" on Exhibit B) for the applicable Pricing Category (as set forth under Column A of Exhibit B) and, (ii) the unpaid principal balance as of the Cut-Off Date of all Mortgage Loans within the applicable Pricing Category. The aggregate purchase price to be paid by Purchaser on the MLPA Closing Date (the "MLPA Purchase Price") for the Mortgage Loans shall be the sum of the products calculated in accordance with the preceding sentence. The MLPA Purchase Price (less the applicable ARM holdback, document holdback and CF holdback) plus Accrued Interest (exclusive of accrued interest on Non-Performing Loans) shall be payable by Chase to Selling Subsidiaries on the MLPA Closing Date, by wire transfer of immediately available federal funds to such bank account or accounts as shall be designated by the Seller in writing two (2) Business Days prior to the MLPA Closing Date.

Exhibit "B" sets forth the MLPA Purchase Price of the Mortgage Loans determined based on the unpaid principal balance as of November 30, 2000 (the "Pricing Cut-Off Date"). The MLPA Purchase Price as of the Pricing Cut-Off Date may be adjusted between the Pricing Cut-Off Date and the MLPA Closing Date only to the extent that Purchaser's due diligence performed in accordance with paragraph 8 of the Letter Agreement, conclusively reveals that any of the Mortgage Loans were improperly categorized with respect to the Pricing Categories or as described in paragraph 6(c) of the Letter Agreement, with respect to Non-Enforceability Exceptions in excess of the Exception Loan Threshold and with respect to Enforceability Exceptions. In the event that any Mortgage Loan is recategorized into a different Pricing Category as a result of Purchaser's due diligence in accordance with paragraph 8 of the Letter Agreement or due to the Exception Loan Threshold having been exceeded, only the amount reflected as the unpaid principal balance associated with the applicable Pricing Categories shall be impacted.

With respect to each of the Closed End Performing, and Open End Performing subcategories, a pricing adjustment, shown on Exhibit B, shall be made with respect to the portion of each such subcategory which constitutes Mortgage Loans 31-60 days delinquent as of the Cut-off Date in excess of 1.5% of the aggregate outstanding principal balance of all of the Mortgage Loans in such subcategory. Such pricing adjustments shall cause a reduction in the purchase price for the Mortgage Loans in each such subcategory equal to, with respect to any such subcategory, one half of the product of (i) an amount equal to the amount of the aggregate outstanding principal balance of the Mortgage Loans in the related subcategory that were 31-60 days delinquent as of the Cut-off Date which exceeds 1.5% of the aggregate outstanding principal balance of all of the Mortgage Loans in such subcategory and (ii) the percentage which is equal to the difference between (A) the weighted average purchase price percentage for the Mortgage Loans in such subcategory and (B) the weighted average purchase price percentage for the nonperforming loans corresponding to such subcategory (e.g., the difference between (A) the weighted average purchase price percentage for all Closed End Performing Mortgage Loans and (B) the weighted average purchase price percentage for all Closed End Nonperforming Mortgage Loans).

Notwithstanding anything to the contrary in this Loan Purchase Agreement, it shall be a condition precedent to Seller's obligation to sell the Mortgage Loans under this Loan Purchase Agreement and the Company's obligation to close under the Purchase and Sale Agreement that the MLPA Purchase Price payable to Seller on the MLPA Closing Date for the Mortgage Loans identified in Exhibit A attached to this Loan Purchase Agreement not be less than $829,432,130 by $10,000,000 or more (including by reason of the removal of any loans by Seller from the Mortgage Loans as a result of Non-Enforceability Exceptions or Enforceability Exceptions, or any recategorization attributable to Purchaser's due diligence or to Seller's representations or warranties, but exclusive of amounts related to Mortgage Loan principal payments and payoffs between the Pricing Cut-off Date and the Cut-off Date, the ARM holdback, document holdback and the CF Holdback).

All Corporate Finance Loans shall be categorized on Exhibit B hereto in the following Pricing Category: "Corporate Finance Loans."

Copies of the following exhibits and schedules are omitted from filing herewith in accordance with paragraph (b)(2) of Item 601 of Regulation S-K, but will be furnished to the Securities and Exchange Commission upon request of the staff:

Exhibit A      Mortgage Loan Schedule
Exhibit A-3    Limited Power of Attorney
Exhibit B      Mortgage Loans
Exhibit C      Credit File Documentation
Exhibit D      Loan File Documentation
Exhibit E      Selling Subsidiaries
Exhibit F      Priority States

Schedule 2     Legal File Exceptions
Schedule 3     Representation and Warranty Exceptions
Schedule 4     Title Policy Missing/Incorrect Exceptions
Schedule 5(a)  Credit File Exception Loans: Missing Credit Files
Schedule 5(b)  Credit File Exception Loans: Missing Credit Documents
Schedule 5(c)  Withdrawn Legal File Loans
Schedule 6     Missing Appraisals
Company Disclosure Schedule